EXHIBIT 10.6

VALVOLINE INC.
2016 DEFERRED COMPENSATION PLAN FOR
NON-EMPLOYEE DIRECTORS

(Effective October 1, 2016)

VALVOLINE INC.
2016 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Valvoline Inc. hereby establishes a nonqualified deferred compensation plan for members of the Board of Directors who are not employees of the Company to be known as the Valvoline Inc. 2016 Deferred Compensation Plan for Non-Employee Directors.
The Plan is effective as of October 1, 2016, and is entitled to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for the Directors and, as such, is not an “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.
ARTICLE I. GENERAL PROVISIONS

1.	PURPOSE

The purpose of this Plan is to provide each Director with an opportunity to defer some or all of the Director’s Fees as a means of saving for retirement or other purposes. In addition, the Plan provides Directors with the ability to increase their proprietary interest in the Company’s long-term prospects by permitting Directors to receive all or a portion of their Fees in Valvoline Inc. Common Stock. The obligations of the Company hereunder constitute a mere promise to make the payments provided for in this Plan. No Director, his or her spouse or the estate of either of them shall have, by reason of this Plan, any right, title or interest of any kind in or to any property of the Company. To the extent any Participant has a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:
(a)“Accounting Date” means the Business Day on which a calculation concerning a Participant’s Account is performed, or as otherwise defined by the Committee or the Company.

(b)“Account” means, collectively, a Deferred Fee Account, Stock Account, Restricted Stock Account, and Transferred Account, as applicable to a Participant. The Account is maintained solely as a bookkeeping entry by the Company to evidence an unfunded, unsecured payment obligation of the Company to a Participant.

(c)“Ashland Common Stock” means the common stock, $.01 per value, of Ashland Inc. or of Ashland Global Holdings Inc.

(d)“Ashland Director” means a current or former member of the board of directors of Ashland Inc. or Ashland Global Holdings Inc.

(e)“Ashland Elections” means Ashland Fees’ deferral elections and time and form of payment elections made by Ashland Participants under the Ashland Plan.

(f)“Ashland Fees” means an Ashland Director’s annual retainer and, as applicable, other annual retainers earned by an Ashland Director for service as an Ashland Director (but excluding Ashland Restricted Stock Units).

(g)“Ashland Participant” means a Participant who participates or participated in the Ashland Plan as an Ashland Director.

(h)“Ashland Plan” means the Ashland Global Holdings Inc. 2016 Deferred Compensation Plan for Non-Employee Directors and any predecessor plan thereto that is subject to Code section 409A (including the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005), as amended).

(i)“Ashland Restricted Stock Units” means the Ashland Participant’s annual award of deferred restricted stock units for service as an Ashland Director credited to the Ashland Participant under the Ashland Plan and to the Ashland Participant’s Transferred Account.

(j)“Ashland Stock Units” means the hypothetical Ashland Common Stock share equivalents credited to an Ashland Participant’s Ashland Plan account and Transferred Account.

(k)“Beneficiary” means the Participant’s estate.

(l)“Board” or “Board of Directors” means the board of directors of Valvoline Inc.

(m)“Business Day” means a day on which the New York Stock Exchange is open for trading activity.

(n)“Change in Control” shall be deemed to have occurred if:

1.
there shall be consummated (A) any consolidation or merger of the Company (a “Business Combination”), other than a consolidation or merger of the Company into or with a direct or indirect wholly-owned subsidiary, as a result of which the shareholders of the Company own (directly or indirectly), immediately after the Business Combination, less than fifty percent (50%) of the then outstanding shares of common stock that are entitled to vote generally for the election of directors of the corporation resulting from such Business Combination, or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a Business Combination in which the holders of the Company’s Common Stock immediately prior to the Business Combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, provided, however, that no sale, lease, exchange or other transfer of all or substantially all the assets of the Company shall be deemed to occur unless assets constituting at least eighty percent (80%) of the total assets of the Company are transferred pursuant to such sale, lease, exchange or other transfer;

2.	the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

3.
any Person shall become the Beneficial Owner of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, without the approval of the Board; or

4.
at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders of each new director during such two- (2-) year period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two- (2-) year period.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of (1) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, (2) the repurchase by the Company of outstanding shares of Common Stock or other securities pursuant to a tender or exchange offer or (3) the Valvoline Spin-Off.
(o)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(p)“Committee” means the Compensation Committee of the Board or its designee.

(q)“Common Stock” means the common stock, $.01 par value, of the Company.

(r)“Common Stock Fund” means that hypothetical investment option, approved by the Committee, in which a Participant’s Account may be deemed to be invested and may earn income based on a hypothetical investment in Common Stock.

(s)“Company” means Valvoline Inc., a Kentucky corporation, and any successor thereto.

(t)“Corporate Human Resources” means the Corporate Human Resources Department of the Company.

(u)“Credit Date” means the date on which any Fees would otherwise have been paid to the Participant if such Fees were not Deferred Fees.

(v)“Deferred Fee Account” means the portion of a Participant’s Account that is separately accounted for and to which Deferred Fees are credited.

(w)“Deferred Fees” mean the Fees elected by the Participant to be deferred pursuant to a Fee Deferral Election, and which are credited to the Participant’s Deferred Fee Account and, if applicable to the Participant, the Participant’s Stock Account.

(x)“Deferred Ashland Fees” mean the Ashland Fees that were elected by an Ashland Participant to be deferred under the Ashland Plan.

(y)“Director” means any non-employee director of the Board.

(z)“Disability” means that a Participant is unable to engage in any substantial gainful activity because of a medically determinable physical or mental impairment that is expected to result in death or last for a continuous period of twelve (12) or more months. Corporate Human Resources or its delegate shall determine whether a Participant has incurred a Disability.

(aa)“Election” means a Participant’s delivery of a notice of election to defer payment of all or a portion of his or her Fees under the terms of the Plan. The Committee or the Company may prescribe other means of making and delivering an Election. An Election shall also include instructions specifying the time and form of payment of a Participant’s Deferred Fees and Restricted Stock Units and/or Account under the Plan. Such Elections shall comply with Code section 409A to the extent applicable, and be irrevocable except as otherwise provided in the Plan.

(bb)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(cc)    “Fair Market Value” means the price of a share of Common Stock, as reported on the Composite Tape for New York Stock Exchange on the date and at the time designated by the Company.

(dd)    “Fees” mean a Director’s annual cash retainer and, as applicable, other additional annual cash retainers earned by a Director for service as a member of the Board during all or part of a calendar year (but excluding Restricted Stock Units).

(ee)    “Fee Deferral Election” means an Election by a Participant to defer Fees pursuant to Article III, Section 3 of the Plan.

(ff)    “Participant” means a Director, regardless of whether the Director elects to defer the payment of any Fees pursuant to a Fee Deferral Election.

(gg)    “Payment Commencement Date” means the date payment(s) of amounts credited to a Participant’s Account begin pursuant to Article III, Section 5.

(hh)    “Personal Representative” means the person or persons who, upon the disability or incompetence of a Participant, have acquired on behalf of the Participant, by legal proceeding or otherwise, the right to receive the payments specified in this Plan.

(ii)    “Plan” means this Valvoline Inc. 2016 Deferred Compensation Plan for Non-Employee Directors as it now exists or may be hereafter amended.

(jj)    “Restricted Stock Account” means the portion of a Participant’s Account that is separately accounted for and to which Restricted Stock Units are credited pursuant to Article III, Section 1.

(kk)    “Restricted Stock Units” means either (i) the Participant’s annual award of deferred Company restricted stock units for service as a Director, or (ii) deferred Company restricted stock units credited after the Separation Date to an Ashland Participant’s Transferred Account in substitution of Ashland Restricted Stock Units credited to the Participant’s Transferred Restricted Stock Subaccount prior to the Separation Date.

(ll)    “Secretary of the Treasury” or “Treasury” means the United States Department of Treasury.

(mm)    “Separation Date” means the date upon which the Valvoline Spin‑Off is completed.

(nn)    “Stock Account” means the portion of a Participant’s Account that is separately accounted for and to which Deferred Fees are credited with Stock Units attributable to the Participant’s hypothetical investment in the Common Stock Fund.

(oo)    “Stock Unit(s)” means the hypothetical Common Stock share equivalents credited either (i) to a Participant’s Stock Account pursuant to Article III, Section 1, or (ii) to an Ashland Participant’s Transferred Account in substitution of Ashland Stock Units credited to the Participant’s Transferred Stock Subaccount prior to the Separation Date.

(pp)“Termination” means retirement from the Board or termination of service as a Director for any other reason that constitutes a “separation from service” within the meaning of Code section 409A and the Treasury regulations and other guidance promulgated thereunder.

(qq)    “Transferred Account” means the Ashland Plan bookkeeping account(s), and all Ashland Elections relating thereto, of an Ashland Participant transferred on the Transfer Date by Ashland Inc. or Ashland Global Holdings Inc. from the Ashland Plan to this Plan.

(rr)    “Transfer Date” means the date an Ashland Participant’s Transferred Account is transferred from the Ashland Plan to this Plan, which date shall be the Separation Date or such other date specified by the Committee.

(ss)    “Transferred Deferred Fee Subaccount” means the portion of an Ashland Participant’s Transferred Account that is separately accounted for and to which Deferred Ashland Fees were credited to the Ashland Participant under the Ashland Plan.

(tt)    “Transferred Stock Subaccount” means the portion of an Ashland Participant’s Transferred Account that is separately accounted for and to which Ashland Stock Units were credited to the Ashland Participant under the Ashland Plan.

(uu)    “Transferred Restricted Stock Subaccount” means the portion of an Ashland Participant’s Transferred Account that is separately accounted for and to which Ashland Restricted Stock Units were credited to the Ashland Participant under the Ashland Plan.

(vv)    “Unforeseeable Emergency” means a severe financial hardship of a Participant (that cannot be alleviated by compensation or reimbursement received insurance companies or otherwise as provided in Treasury Regulation Section 1.409A-3(i)(3)) because of (i) an illness or accident of the Participant, the Participant’s spouse or dependent (as defined in Code section 152(a)); (ii) a loss of the Participant’s property due to casualty; or (iii) such other similar extraordinary unforeseeable circumstances because of events beyond the control of the Participant. Corporate Human Resources or its delegate shall determine whether a Participant has incurred an Unforeseeable Emergency.

(ww)    “Valvoline Spin-Off” means the transaction or series of transactions initially approved by the board of directors of Ashland Inc. on September 16, 2015, intended to separate the Valvoline business from Ashland Inc.’s specialty chemical business and create two independent, publicly-traded companies.

3.	SHARES; ADJUSTMENTS IN EVENT OF CHANGES IN CAPITALIZATION

(a)Shares Authorized for Issuance. There shall be reserved for issuance under the Plan one million (1,000,000) shares of Common Stock, subject to adjustment pursuant to subsection (b) below. Such shares shall be authorized but unissued shares of Common Stock.

(b)Adjustments in Certain Events. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than ordinary cash dividends, the number or kind of shares that may be issued under the Plan shall be automatically adjusted so that the proportionate interest of the Directors shall be maintained as before the occurrence of such event. Effective as of the Separation Date, all Ashland Stock Units and Ashland Restricted Stock Units credited to an Ashland Participant’s Transferred Account shall be converted into (and thereafter constitute the hypothetical investments of the Ashland Participant’s Transferred Account) Stock Units and Restricted Stock Units. Such adjustments shall be conclusive and binding for all purposes of the Plan.

4.	ELIGIBILITY

Each Director shall be eligible to, and shall participate in the Plan.

5.	ADMINISTRATION

Full power and authority to construe, interpret and administer the Plan shall be vested in the Company and the Committee or one or more of their delegates. This power and authority includes, but is not limited to, establishing deferral terms and conditions and adopting modifications and amendments to procedures as may be deemed necessary or appropriate. This power and authority also includes, without limitation, the ability to construe and interpret provisions of the Plan, make determinations regarding law and fact, reconcile any inconsistencies between provisions in the Plan or between provisions of the Plan and any other statement concerning the Plan, whether oral or written, supply any omissions to the Plan or any document associated with the Plan, and to correct any defect in the Plan or in any document associated with the Plan. Decisions of the Company and the Committee (or their delegates) shall be final, conclusive and binding upon all parties. Day-to-day administration of the Plan shall be the responsibility of Corporate Human Resources. The administration of and all interpretations under the Plan shall be made consistent with all applicable law.
ARTICLE II. FEES IN COMMON STOCK PROVISION
Each Participant may make an Election to receive all or a portion of his or her Fees in shares of Common Stock (in lieu of cash) or make a Fee Deferral Election to defer Fees pursuant to Article III, Section 3. A Participant who elects to receive Fees in shares of Common Stock shall receive such shares at the end of each quarter beginning in the quarter the Election is effective. The number of shares of Common Stock so issued shall be equal to the amount of Fees which otherwise would have been payable in cash during the quarter divided by the Fair Market Value. Only whole number of shares of Common Stock will be issued, with any fractional shares to be paid in cash.
ARTICLE III. DEFERRED COMPENSATION

1.	PARTICIPANT’S ACCOUNT

(a)Deferred Fee Account. For each Participant who makes a Fee Deferral Election, there shall be established a Deferred Fee Account to which there shall be credited any Deferred Fees as of each Credit Date. The Deferred Fee Account shall be credited (or debited) on each Accounting Date with hypothetical income (or hypothetical loss) based upon the Deferred Fee Account’s hypothetical investment in any one or more of the hypothetical investment options available under the Plan, as prescribed by the Committee or the Company and as elected by the Participant under the terms of Article III, Section 3. The crediting or debiting on each Accounting Date of such hypothetical income (or hypothetical loss) shall be made for the respective amounts that were subject to each Fee Deferral Election under Article III, Section 3.

(b)Stock Account and Stock Units. To the extent a Participant selects a Common Stock Fund as a hypothetical investment of the Participant’s Deferred Fee Account, such shall be accounted for in the Stock Account (instead of the Deferred Fee Account) of the Participant, and shall be credited on each Accounting Date with Stock Units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased with the amount of such Deferred Fees at the Fair Market Value on the Accounting Date. As of the date of any dividend distribution date for the Common Stock, the Participant’s Stock Account shall be credited with additional Stock Units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased, at the Fair Market Value on such date, with the amount which would have been paid as dividends on that number of shares (including fractions of a share) of Common Stock which is equal to the number of Stock Units then credited to the Participant’s Stock Account with respect to a particular Fee Deferral Election under Article III, Section 3.

(c)Restricted Stock Account and Restricted Stock Units. Each Participant shall have his or her Restricted Stock Account credited on an Accounting Date with the number of Restricted Stock Units approved for such allocation equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased with the dollar amount of the approved grant for this purpose at the Fair Market Value on the Accounting Date. The Restricted Stock Units so credited shall be separately maintained and accounted for in a Restricted Stock Account for the Participant. Amounts credited to the Restricted Stock Account shall be forfeitable until the one (1) year anniversary of the date on which such amounts were so credited; provided, however, if the Participant does not seek re-election as a Director, such forfeitable amounts shall become non-forfeitable on the date of the Board meeting that immediately precedes such one (1) year anniversary so long as the Participant is a Director on the day before such Board meeting. As of the date of any dividend distribution date for the Common Stock, the Participant’s Restricted Stock Account shall be credited with additional Restricted Stock Units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased, at the Fair Market Value on such date, with the amount which would have been paid as dividends on that number of shares (including fractions of a share) of Common Stock which is equal to the number of Restricted Stock Units then credited to the Participant’s Restricted Stock Account. The additional Restricted Stock Units so allocated shall remain forfeitable until the date on which the Restricted Stock Units with respect to which the additional Restricted Stock Units were credited become non-forfeitable. On the date of a Participant’s Termination prior to a Change in Control (other than in the circumstance described in the proviso in the third sentence of this paragraph (c)), all Restricted Stock Units (including fractional Restricted Stock Units) that have not become non-forfeitable shall be forfeited; provided, however, that on the date of a Participant’s Termination on or after a Change in Control, all Restricted Stock Units (including fractional Restricted Stock Units) shall become non-forfeitable.

(d)Transferred Account. For each Ashland Participant, there shall be established a Transferred Account to which there shall be credited on the Transfer Date any amounts credited to such Participant under the Ashland Plan. Each Transferred Account shall have a Transferred Deferred Fee Subaccount, Transferred Stock Subaccount, and Transferred Restricted Stock Subaccount to which deferred Ashland Fees and hypothetical shares of Ashland Common Stock were credited under the Ashland Plan prior to the Transfer Date; and after the Separation Date, Common Stock shall replace any Ashland Common Stock as the hypothetical investments, with Stock Units replacing Ashland Stock Units and Restricted Stock Units replacing Ashland Restricted Stock replacing Ashland Restricted Stock Units. Each Transferred Stock Subaccount and Transferred Restricted Stock Subaccount shall be administered consistent with the dividend and vesting provisions of Article III, Sections 1(b) and 1(c) above.

2.	EARLY PAYMENT/DISTRIBUTION

(a)Unforeseeable Emergency. A Participant or a Participant’s Personal Representative may submit an application for a payment/distribution from the Participant’s Account (including the non-forfeitable portion of the Restricted Stock Account) because of an Unforeseeable Emergency. The amount of the payment/distribution shall not exceed the amount necessary to satisfy the needs of the Unforeseeable Emergency. Such payment/distribution shall include an amount to pay taxes reasonably anticipated as a result of the payment/distribution. The amount allowed as a payment/distribution under this Article III, Section 2(a) shall take into account the extent to which the Unforeseeable Emergency may be relieved through reimbursement or compensation from insurance or liquidation of the Participant’s assets (but only to the extent such liquidation would itself not cause a severe financial hardship). The payment/distribution shall be made in a single sum and paid as soon as practicable (but not later than sixty (60) days) after the application for the payment/distribution on account of the Unforeseeable Emergency is approved. The provisions of this Article III, Section 2(a) shall be interpreted and administered in accordance with applicable guidance that may be issued by the Treasury.

(b)Disability. A Participant or a Participant’s legal representative may submit an application for a total payment/distribution from the Participant’s Account (including the non-forfeitable portion of the Participant’s Restricted Stock Account and Transferred Restricted Stock Subaccount) because of the Participant’s Disability. The payment/distribution shall be made in a single lump sum and paid as soon as practicable (but not later than sixty (60) days) after the application is approved.

(c)Prohibition on Acceleration. Except as otherwise provided in the Plan and except as may be allowed in guidance from the Secretary of the Treasury, payments/distributions from a Participant’s Account may not be made earlier than the time such amounts would otherwise be paid/distributed pursuant to the terms of the Plan. Notwithstanding anything herein to the contrary, acceleration of payments/distributions may be made in the discretion of the Company for any permitted purpose under Treas. Reg. section 1.409A-3(j)(4)(ii)-(xiv).

3.	ELECTIONS

(a)General. Any Participant wishing to defer Fees under the Plan may elect to do so by completing and delivering a Fee Deferral Election on a form (which may be an online election form) prescribed by Corporate Human Resources (i) electing the time and form of payment/distribution (lump sum or installments not exceeding fifteen (15) years at a specified time or under a fixed schedule not exceeding fifteen (15) years) of such Deferred Fees, and (ii) designating the manner in which such Deferred Fees are to be deemed invested in accordance with Article III, Section 1. The timing of the filing of the appropriate Fee Deferred Election form shall be determined by the Company or the

Committee. An effective Fee Deferral Election to defer Fees may not be revoked or modified except as otherwise determined by the Company or the Committee in a manner consistent with applicable law (including, without limitation, Code section 409A) or as stated herein.

(b)Permissible Fee Deferral Election. A Participant’s initial Fee Deferral Election to defer Fees may only be made in the taxable year before the Fees are earned, with one exception. The exception applies to a Participant during his or her first year of eligibility to participate in the Plan. In that event such a Participant may, if so offered by the Company or the Committee, elect to defer Fees for services performed after the Fee Deferral Election, provided that the Fee Deferral Election is made within thirty (30) days of the date the Participant first becomes eligible to participate in the Plan. A Participant’s Fee Deferral Election under this Article III, Section 3(b) shall specify the amount or percentage of Fees deferred and the time and form of payment/distribution (lump sum installments not exceeding fifteen (15) years at a specified time or under a fixed schedule not exceeding fifteen (15) years) from among those described in Article III, Section 4 of the Plan. Each Fee Deferral Election to defer Fees may be treated as a separate election regarding the time and form of distribution, if so determined at the time of a particular election by the Company.

(c)Hypothetical Investment Alternatives. Subject to the following, a Participant may select, and elect to change an existing selection as to the hypothetical investment alternatives in effect with respect to amounts credited to the Participant’s Account (in increments prescribed by the Committee or the Company) as often, and with such restrictions, as determined by the Committee or by the Company. Notwithstanding the foregoing, the following rules shall apply to investments of Stock Units, Restricted Stock Units, Ashland Stock Units and Ashland Restricted Stock Units:

1.	Stock Units. Stock Units credited to a Participant’s Stock Account cannot be transferred to another hypothetical investment alternative under the Plan.

2.
Restricted Stock Units. Restricted Stock Units credited on an annual basis to a Participant’s Restricted Stock Account cannot be transferred to another hypothetical investment alternative under the Plan; provided, however, that if the Participant makes an election prior to a grant of Restricted Stock Units, then upon the Participant satisfying the Board’s Common Stock ownership guidelines, up to fifty percent (50%) of such Participant’s Restricted Stock Units that become non-forfeitable, as credited to such Participant’s Restricted Stock Account, may be transferred to another hypothetical investment alternative under the Plan.

3.
Ashland Stock Units. Ashland Stock Units (and, after the Separation Date, Stock Units) credited to an Ashland Participant’s Transferred Stock Subaccount cannot be transferred to another hypothetical investment alternative under the Plan.

4.
Ashland Restricted Stock Units. Ashland Restricted Stock Units (and, after the Separation Date, Restricted Stock Units) credited to an Ashland Participant’s Transferred Restricted Stock Subaccount cannot be transferred to another hypothetical investment under the Plan; provided, however, that upon the Participant satisfying the Board’s Common Stock ownership guidelines, up to fifty percent (50%) of the Participant’s non‑forfeitable Transferred Restricted Stock Subaccount may be transferred to another hypothetical investment alternative under the Plan.

(d)    Ashland Elections. Ashland Elections relating to an Ashland Participant’s Transferred Account may not be changed except as provided in Article III, Section 4(d) below.

4.	PAYMENT/DISTRIBUTION

(a)Account. In accordance with a Participant’s Election and as prescribed by the Committee or the Company, (i) Deferred Fees credited to a Participant’s Deferred Fee Account and Stock Account, and (ii) the non-forfeitable portion of the Participant’s Restricted Stock Account, shall be paid/distributed (in cash or shares of Common Stock (or a combination of both) as determined by the Company or the Committee pursuant to the Participant’s Fee Deferral Election (applicable to Deferred Fees) and Election (applicable to the

Participant’s Restricted Stock Account); provided that if no such Fee Deferral Election or Election is made by a Participant such amounts shall be paid in a lump sum within sixty (60) days following Termination (provided that if such sixty (60) day period begins in one calendar year and ends in the next calendar year, the Participant shall have no right, directly or indirectly, to designate the calendar year of payment). In accordance with a Participant’s Fee Deferral Election under Article III, Section 3, but subject to Sections 2 and 6 of Article III, amounts subject to such Fee Deferral Election in the Deferred Fee Account and Stock Account and subject to such Election in the Restricted Stock Account shall be paid/distributed --

1.	Upon a Participant’s Termination, including death, as either a lump sum or in installments not exceeding fifteen (15) years; or

2.	At a specified time or under a fixed schedule not exceeding fifteen (15) years.

(b)Transferred Account. Except as otherwise provided in Section 4(d) of this Article III, each Ashland Participant’s Transferred Account shall be paid pursuant to his or her Ashland Elections; and, in the absence of Ashland Elections, the Ashland Participant’s Transferred Account shall be paid/distributed as provided in this Article III, Section 4.

(c)Medium of Distribution and Default Method. A Participant’s Account shall be paid/distributed in cash or shares of Common Stock (or a combination of both) as determined by the Committee or the Company. Notwithstanding anything in the foregoing to the contrary, all of a Participant’s Stock Units and Restricted Stock Units that are subject to the restrictions on hypothetical investment transfer described in Article III, Section 3(c) shall be paid/distributed to the Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary(ies) or estate) in whole shares of Common Stock, with any remainder distributed in cash. The amounts so paid/distributed shall be paid paid/distributed first under the timing of distributions that applies to the portion of the Participant’s Account being paid/distributed.

(d)Election to Delay the Time or Change the Form of Payment/Distribution. A Participant may make an Election to delay the time of a payment or change the form of a payment, or may elect to do both, with respect to an amount that would be payable pursuant to a Fee Deferral Election, Ashland Election or other Election (except in the event of a payment/distribution on account of the Participant’s death) if all of the following Code section 409A requirements are met:

1.	Such a subsequent Election may not take effect until at least twelve (12) months after it is made;

2.
Any delay to the payment/distribution that would take effect because of the subsequent Election is at least to a date five (5) years after the date the payment/distribution otherwise would have begun; and

3.
In the case of a payment/distribution that would be made under paragraph (a)2. of this Section 4, such a subsequent Election may not be made less than twelve (12) months before the date of the first scheduled payment.

5.	PAYMENT COMMENCEMENT DATE

Payments of amounts deferred by Participants pursuant to valid Fee Deferral Elections, Elections and Ashland Elections shall commence in accord with such Fee Deferral Elections, Elections and Ashland Elections. If a Participant dies prior to the first deferred payment specified in a Fee Deferral Election, Election or Ashland Election, payments shall commence to the Participant’s Beneficiary on the first payment/distribution date so specified.

6.	CHANGE IN CONTROL

In the event of a Change in Control, the Company shall reimburse a Participant for the legal fees and expenses incurred if the Participant is required to seek to obtain or enforce any right to payment/distribution. In the event that it is determined that such Participant is properly entitled to a cash or other payment/distribution hereunder, such Participant shall also be entitled to interest thereon payable in an amount equivalent to the Prime Rate of Interest quoted by Citibank, N.A. as its prime commercial lending rate on the subject date from the date such payment/distribution should have been made to and including the date it is made. Notwithstanding any provision of this Plan to the contrary, this Article III, Section 6 and the definition of “Change in Control” in Article I may not be amended after a Change in Control occurs without the written consent of a majority in number of Participants.
ARTICLE IV. MISCELLANEOUS PROVISIONS

1.	BENEFICIARY

If the Participant dies before receiving payment of all amounts due hereunder, remaining unpaid amounts shall be paid in one lump sum to the estate of such Participant which shall be the Participant’s “Beneficiary” under this Plan.

2.	INALIENABILITY; UNFUNDED PLAN

The interests of a Participant and his or her Beneficiary under the Plan may not in any way be voluntarily or involuntarily transferred, alienated or assigned by a Participant or a Participant’s Beneficiary, nor be subject to attachment, execution, garnishment or other such equitable or legal process.
The Plan at all times shall be unfunded; and no provision shall be made at any time with respect to segregating assets of any Participant for the payment of any amounts hereunder. The Plan constitutes a mere promise of the Company to make payments to Participants (and, to the extent applicable, Participants’ Beneficiaries) in the future. Participants and their Beneficiaries have rights only as unsecured general creditors of the Company.

3.	GOVERNING LAW

The provisions of this Plan shall be interpreted and construed in accordance with the laws of the Commonwealth of Kentucky.

4.	AMENDMENT AND TERMINATION

The Committee may amend, alter or terminate this Plan at any time; provided, however, that the Committee may not, without approval by the Board:
(a)materially increase the number of securities that may be issued under the Plan (except as provided in Article I, Section 3),

(b)materially modify the requirements as to eligibility for participation in the Plan, or

(c)otherwise materially increase the benefits accruing to Participants under the Plan.

5.	COMPLIANCE WITH RULE 16b-3

It is the intention of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and that Participants remain non-employee Directors for purposes of administering other employee benefit plans of the Company and having such other plans be exempt from Section 16(b) of the Exchange Act. Therefore, if any Plan provision is found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify Participants from remaining non-employee Directors, that provision shall be deemed amended so that the

Plan does so comply and the Participants remain non-employee Directors, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

6.	COMPLIANCE WITH 409A

It is the intention of the Company and the Committee that the Plan be administered in compliance with Code section 409A and the applicable guidance issued thereunder by the Secretary of the Treasury. Any provision that is found to be inconsistent with Code section 409A or the applicable guidance issued thereunder by the Secretary of the Treasury shall be reformed and applied by the Company in a manner consistent with applicable law, as determined by the Company.
No representation is made to any Participant with respect to the tax or securities aspects or implications of the Plan; and Participants should consult with their own tax, financial and legal advisors with respect to their participation in the Plan. Neither the Company, nor any member of the Board or the Committee shall have any liability to any person in the event Code section 409A applies to any Account or payment under the Plan in a manner that results in adverse tax consequences for the Participant or any of his or her Beneficiary.

7.	EFFECTIVE DATE

The Plan was approved by the Personnel and Compensation Committee of the Board of Directors of Ashland Inc. and established by the Company to be effective as of October 1, 2016.
IN WITNESS WHEREOF, Valvoline Inc. has caused its duly authorized representative to execute the Plan, this 30th day of September, 2016, to be effective as of the date noted above.

On Behalf of Valvoline Inc.

By:	/s/ Peter J. Ganz
Peter J. Ganz
Senior Vice President, General Counsel and Secretary
Ashland Global Holdings Inc.